FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER 2020
FINANCIAL RESULTS WITH MARGIN IMPROVEMENT

First Quarter 2020 Highlights

•Net sales increased 5.1 percent to $95.9 million from $91.3 million in 2019
•GAAP net income was $3.0 million compared to $1.7 million in the prior year
•GAAP net income per diluted share was $0.15 compared to $0.09 per share in the prior year
•Adjusted net income per diluted share decreased to $0.12 compared to $0.14 per share in the prior year
•Adjusted EBITDA increased 32.5 percent to $9.7 million from $7.3 million in the prior year

LEHI, Utah, May 11, 2020 - Nature’s Sunshine Products, Inc. (NASDAQ: NATR), a leading natural health and wellness company engaged in the manufacture and sale of nutritional and personal care products, today reported its financial results for the first quarter ended March 31, 2020.

Management Commentary

“We are extremely proud and appreciative of the entire Nature’s Sunshine’ global team for adapting, navigating and delivering on our mission of supporting the health and wellness of our consumers during these unprecedented times. We took early action to prepare and then respond to the current challenges. Our first and primary goal was to ensure the health and safety of our employees, distributors, partners and customers. We immediately established procedures to comply with established safety protocols, ensuring our production and distribution operations could effectively, and safely, meet strong consumer demand. We were successful, supporting a rapid acceleration of sales in several markets as the pandemic escalated. While this initial surge is not expected to continue in the second quarter as volumes have begun to normalize more recently and macro economic challenges will be difficult to forecast, we have seen the strong foundation and demand for Nature’s Sunshine products globally,” said Terrence Moorehead, Chief Executive Officer.

"During the first quarter, we generated nearly 7 percent local currency net sales growth, including a return to growth in North America. Our cost savings measures contributed to continued strong net income and adjusted EBITDA growth. We continued to see the benefits of our global strategies and remain on track to implement the additional key initiatives planned for 2020. Once again, I wish to thank all of our employees, distributors, customers and partners for their support and dedication. Our mission is a vital one and we have collectively worked tirelessly to ensure this mission continues without disruption,” continued Moorehead.

First Quarter 2020 Financial Summary

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$30,958	$33,596	(7.9)%	$(1,082)	(4.6)%
Europe	20,627	15,597	32.2	(197)	33.5
North America	38,757	36,523	6.1	(23)	6.2
Latin America and Other	5,584	5,556	0.5	(103)	2.4
	$95,926	$91,272	5.1%	$(1,405)	6.6%

Net sales of $95.9 million increased 5.1 percent compared to $91.3 million in the first quarter of 2019. Net sales were also negatively impacted by $1.4 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales increased 6.6 percent compared to 2019. The increase in local currency net sales was primarily related to growth in Europe and North America, partially offset by declines in Asia.

Gross margin, as a percentage of net sales, remained constant at 74.3 percent for each period.

Volume incentives, as a percentage of net sales, increased to 34.4 percent from 34.0 percent in the first quarter 2019.

Selling, general and administrative expenses ("SG&A") decreased by approximately $2.8 million to $31.1 million for the first quarter of 2020. The decrease in SG&A expenses is primarily due to savings from restructuring activities and a non-recurring VAT refund in 2020. As a percentage of net sales, SG&A expenses decreased to 32.4 percent from 37.1 percent in the first quarter of 2019. Excluding the impact of restructuring and net gain on sale of property and VAT refunds, SG&A expenses as a percentage of net sales were 32.9 percent and 35.4 percent for the first quarters of 2020 and 2019, respectively.

Operating income in the first quarter of 2020 was $7.2 million, or 7.5 percent of net sales, as compared to $3.0 million, or 3.3 percent of net sales in the first quarter of 2019. Excluding impact of non-recurring items noted above, operating income was $6.7 million, or 6.9 percent of net sales, compared to $4.6 million, or 5.0 percent of net sales in the prior year period.

Other loss, net, in the first quarter of 2020 was a loss of $2.4 million compared to a loss of $0.0 million in the first quarter of 2019. Other loss, net, primarily consisted of foreign exchange losses as a result of net changes in foreign currencies primarily in Asia and Latin America. The provision for income taxes was $1.7 million in the first quarter of 2020 compared to $1.2 million in the first quarter of 2019.

GAAP net income attributable to common shareholders was $3.0 million, or $0.15 per diluted common share, compared to $1.8 million, or $0.09 per diluted common share in the first quarter of 2019. Net income attributable to NSP China was $0.2 million or $0.01 per diluted common share for the quarter, compared to a loss of $0.1 million, or $0.01 per diluted common share for the first quarter of 2019.

Adjusted net income attributable to common shareholders was $2.5 million, or $0.12 per diluted common share, compared to $2.7 million, or $0.14 per diluted common share in the prior year period. A reconciliation of adjusted net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA was $9.7 million, compared to $7.3 million in 2019. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of Net Income to Adjusted EBITDA is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $13.5 million for the three months ended March 31, 2020, compared to $3.9 million used in the prior year period. Capital expenditures during the three months ended March 31, 2020 totaled $1.2 million compared to $0.4 million in the same period of 2019. As of March 31, 2020, the Company had cash and cash equivalents of $64.1 million.

Active Distributors and Customers by Segment (1)

	2020		2019
	Distributors & Customers	Managers	Distributors & Customers	Managers
Asia	35,100	2,900	36,300	3,000
Europe	104,300	5,500	87,700	4,400
North America	78,800	5,600	80,100	5,400
Latin America and Other	30,100	1,200	28,700	1,200
	248,300	15,200	232,800	14,000

(1)Active Distributors and customers include Nature’s Sunshine Products’ independent Distributors and customers who have purchased our products directly for resale and/or personal consumption during the previous three months ended as of the date indicated. Total Managers, Distributors and Customers, which includes those who have made a purchase in the last twelve months, was 528,400 as of March 31, 2020.

In China, we sell our products through multiple channels, including cross-border e-commerce, wholesale, direct sellers and independent service providers who are compensated for marketing, sales support, and other services.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its first quarter 2020 results on Monday, May 11, 2020 at 5:00 PM Eastern Time. The toll-free dial-in number for callers in the U.S. and Canada is 1-855-327-6837, conference ID: 10009523. International callers can dial 1-631-891-4304, conference ID: 10009523. A replay will be available from May 11, 2020 at 8:00 PM Eastern Time through Monday, May 25, 2020 at 11:59 PM Eastern Time by dialing 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International), replay PIN: 10009523. The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•extensive government regulations to which the Company's products, business practices and manufacturing activities are subject;
•legal challenges to the Company's direct selling program or to the classification of its independent distributors;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent distributors;
•the loss of one or more key independent distributors who have a significant sales network;
•the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure;
•the effect of fluctuating foreign exchange rates;
•liabilities and obligations arising from improper activity by the Company’s independent distributors;
•failure of the Company’s independent distributors to comply with advertising laws;
•changes to the Company’s independent distributor compensation plans;
•geopolitical issues and conflicts;
•we may be adversely affected by the recent coronavirus outbreak;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;

•risks associated with the manufacturing of the Company's products;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•actions on trade relations by the U.S. and foreign governments;
•product liability claims;
•the sufficiency of trademarks and other intellectual property rights; and
•our cannabidiol (CBD) product line is subject to varying, rapidly changing laws, regulations, and rules.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, Adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and Adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of Net Income to Adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP Adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$95,926	$91,272
Cost of sales	24,681	23,429
Gross profit	71,245	67,843

Operating expenses:
Volume incentives	33,018	31,013
Selling, general and administrative	31,065	33,852
Operating income	7,162	2,978
Other loss, net	(2,410)	(48)
Income before provision for income taxes	4,752	2,930
Provision for income taxes	1,746	1,201
Net income	3,006	1,729
Net income (loss) attributable to noncontrolling interests	44	(28)
Net income attributable to common shareholders	$2,962	$1,757

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.15	$0.09

Diluted earnings per share attributable to common shareholders	$0.15	$0.09

Weighted average basic common shares outstanding	19,453	19,268
Weighted average diluted common shares outstanding	19,589	19,585

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$64,145	$53,629
Accounts receivable, net of allowance for doubtful accounts of $423 and $407, respectively	5,874	7,319
Inventories	45,354	46,666
Prepaid expenses and other	4,860	5,091
Total current assets	120,233	112,705

Property, plant and equipment, net	58,088	59,512
Operating lease right-of-use assets	21,371	23,951
Investment securities - trading	991	1,150
Intangible assets, net	535	567
Deferred income tax assets	4,389	4,899
Other assets	9,835	10,284
Total assets	$215,442	$213,068

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,897	$4,406
Accrued volume incentives and service fees	22,856	18,893
Accrued liabilities	22,993	25,531
Deferred revenue	1,660	1,266
Related party note payable	1,526	1,518
Income taxes payable	1,210	1,392
Current portion of operating lease liabilities	4,505	4,941
Total current liabilities	59,647	57,947

Liability related to unrecognized tax benefits	1,426	1,499
Long-term portion of operating lease liabilities	18,138	20,213
Deferred compensation payable	991	1,150
Long-term deferred income tax liabilities	1,471	1,655
Other liabilities	1,201	1,168
Total liabilities	82,874	83,632

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 19,470 and 19,410 shares issued and outstanding, respectively	135,976	135,741
Retained earnings	7,655	4,693
Noncontrolling interest	271	227
Accumulated other comprehensive loss	(11,334)	(11,225)
Total shareholders’ equity	132,568	129,436
Total liabilities and shareholders’ equity	$215,442	$213,068

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,006	$1,729
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	17	31
Depreciation and amortization	2,602	2,496
Non-cash lease expense	1,270	1,394
Share-based compensation expense	394	230
Tax benefit from the exercise of stock awards	159	—
Loss on sale of property, plant and equipment	6	45
Deferred income taxes	249	258
Purchase of trading investment securities	(11)	(40)
Proceeds from sale of trading investment securities	73	76
Realized and unrealized gains on investments	96	(133)
Foreign exchange losses	2,400	64
Changes in assets and liabilities:
Accounts receivable	1,318	(546)
Inventories	234	(1,038)
Prepaid expenses and other current assets	165	357
Other assets	31	117
Accounts payable	704	(281)
Accrued volume incentives and service fees	4,356	164
Accrued liabilities	(2,206)	(5,683)
Deferred revenue	406	35
Lease liabilities	(1,187)	(1,086)
Income taxes payable	(335)	(2,112)
Liability related to unrecognized tax benefits	(73)	(69)
Deferred compensation payable	(158)	97
Net cash provided by (used in) operating activities	13,516	(3,895)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,209)	(387)
Net cash used in investing activities	(1,209)	(387)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of revolving credit facility	—	(1,517)
Proceeds from revolving credit facility	—	1,517
Tax benefit from stock awards	(159)	(189)
Net cash used in financing activities	(159)	(189)
Effect of exchange rates on cash and cash equivalents	(1,632)	(49)
Net increase (decrease) in cash and cash equivalents	10,516	(4,520)
Cash and cash equivalents at the beginning of the period	53,629	50,638
Cash and cash equivalents at the end of the period	$64,145	$46,118
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$1,224	$3,346
Cash paid for interest	3	24

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$3,006	$1,729
Adjustments:
Depreciation and amortization	2,602	2,496
Share-based compensation expense	394	230
Other (income) loss, net*	2,410	48
Provision for income taxes	1,746	1,201
Other adjustments (1)	(500)	1,587
Adjusted EBITDA	$9,658	$7,291

(1) Other adjustments
Restructuring related expenses	$—	$1,587
VAT refunds	(500)	—
Total adjustments	$(500)	$1,587

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$3,006	$1,729
Adjustments:
Restructuring related expenses	—	1,587
VAT refunds	(500)	—
Tax impact of adjustments	—	(603)
Total adjustments	(500)	984
Non-GAAP net income (loss)	$2,506	$2,713

Reported income attributable to common shareholders	$2,962	$1,757
Total adjustments	(500)	984
Non-GAAP net income attributable to common shareholders	$2,462	$2,741

Basic income per share, as reported	$0.15	$0.09
Total adjustments, net of tax	(0.03)	0.05
Basic income per share, as adjusted	$0.12	$0.14

Diluted income per share, as reported	$0.15	$0.09
Total adjustments, net of tax	(0.03)	0.05
Diluted income per share, as adjusted	$0.12	$0.14

Contact:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com